Exhibit 99.1

EMPIRE RESORTS AND EPR PROPERTIES WELCOME

VOTER APPROVAL OF NY STATE REFERENDUM PERMITTING FULL-SCALE

CASINO GAMING IN NEW YORK

MONTICELLO, NY. November 6, 2013 —New York State voters yesterday approved Proposition One, a constitutional amendment authorizing full-scale casino gaming in New York. Empire Resorts, Inc. (Nasdaq-GM: NYNY) and EPR Properties (NYSE: EPR) welcome passage of the referendum, which we believe represents an important next step of the two-year process through which Empire and EPR have collaborated to master plan, design and implement a fully integrated resort destination casino on the site of the former Concord Resort in Sullivan County (the “Casino Project”). Empire intends to apply for and actively pursue a license to operate such a full-scale casino from the New York State Gaming Commission.

“We are pleased that the people of New York have voted in favor of Proposition One, and look forward to the opportunity to build a first class casino facility at the site of the former Concord Resort, which we anticipate will deliver construction and permanent jobs, property tax relief and school funding made possible by this legislation,” said Emanuel Pearlman, Chairman of the Board of Empire.

David Brain, President and CEO of EPR Properties, stated, “With this affirmative outcome we look forward to working with our operating partner, Empire Resorts, in submitting a proposal for a casino- anchored destination resort which will significantly enhance the economic vitality of the surrounding community.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.2 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, renewal of permits and licenses relating to our existing operations, the approval of licenses, the timing and costs of implementing development projects, the ability to obtain financing and other contingencies in connection with growth, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Contact:

Brian Moriarty

EPR Properties

888-EPR-REIT

brianm@eprkc.com

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com